U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 6, 2008

[
EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2008, Emeritus Corporation (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Nationwide Health Properties, Inc. (“NHP”) and its affiliated signatories to purchase 24 communities consisting of 1,672 units located in 13 states for a purchase price of $305.0 million, excluding transaction costs.  The Company has leased these communities from NHP (sixteen of the communities under a master lease since April 2004, and the remaining communities under various leases since 2004 through 2007) and operated the communities as assisted living and dementia care facilities.  The Company has made a deposit of $3.1 million.  The deposit is refundable to the Company if we elect to terminate the agreement during the 30-day due diligence period or the 45-day title due diligence period.  The properties are subject to approximately $56.2 million of mortgage debt which will be repaid at closing or assumed by the Company and deducted from the purchase price. The Company expects to finance this transaction through mortgage debt of approximately $250.0 million (assuming the $56.2 million will be repaid by NHP at closing), a $30.0 million loan provided by NHP at the closing and the balance from available cash on hand.  The NHP loan will bear interest at an annual rate of 7.25% and be payable monthly on an interest only basis for a term of not more than four years.  The Company has the option to prepay the loan at any time.   The Company’s and NHP’s respective obligations to consummate the transactions contemplated by the Purchase Agreement are subject to customary closing conditions.  The Company will incur a one-time charge of approximately $3.6 million related to this transaction and expects to close the transaction by the end of the second quarter of 2008.

Annual lease payments are approximately $18.3 million related to these 24 communities, including a newly constructed community opened in January 2008.  The Company accounts for these leases as capital leases and recorded interest expense of approximately $10.1 million for the year ended December 31, 2007.  Upon termination of the capital leases, the difference between the carrying amount of the capital lease assets and the capital lease obligations will be recorded as an adjustment to the carrying amount of the purchased communities.  This reduction in the cost basis of the purchased assets is estimated to be approximately $19.6 million as of the closing date.

A press release announcing the Purchase Agreement is attached hereto as Exhibit 99.1.

Item 9.01                       Financial Statement and Exhibits.

(d)            Exhibits

Exhibit No.                                            Description

10.70.01	Purchase and Sale Agreement dated February 6, 2008 by and among Nationwide Health Properties, Inc. (“NHP”) and its affiliated signatories and Emeritus Corporation

99.1	Press Release dated February 7, 2008, EMERITUS TO PURCHASE 23 COMMUNITIES.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

February 11, 2008		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Executive Vice President-Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                            Description

10.70.01	Purchase and Sale Agreement dated February 6, 2008 by and among Nationwide Health Properties, Inc. (“NHP”) and its affiliated signatories and Emeritus Corporation

99.1	Press Release dated February 7, 2008, EMERITUS TO PURCHASE 23 COMMUNITIES.